                                                                      EXHIBIT 12

                            ARROW ELECTRONICS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                            FOR THE THREE
                            MONTHS ENDED                 FOR THE YEAR ENDED DECEMBER 31,
                              MARCH 31,      --------------------------------------------------------
                                1998           1997        1996        1995        1994        1993
                            -------------    --------    --------    --------    --------    --------
Earnings Before Income
  Taxes, Extraordinary
  Items and Minority
  Interest................     $41,945       $308,385(a) $362,571    $379,341    $219,806(b) $201,189
Less Undistributed
  Earnings (Loss) of Less
  Than 50% Owned
  Affiliates..............         901            781         (97)      2,493          --       1,673
Add Distributions from
  Affiliated Companies....          --            162       1,734          --          --          --
Add Fixed Charges.........      21,561         77,334      48,246      56,019      43,776      33,396
                               -------       --------    --------    --------    --------    --------
    Total Earnings........     $62,605       $385,100    $412,648    $432,867    $263,582    $232,912
                               =======       ========    ========    ========    ========    ========
Fixed Charges
Total Interest Expense
  Including Capitalized
  Interest................     $18,677       $ 67,117    $ 37,959    $ 46,361    $ 36,168    $ 26,573
Interest Portion of Rental
  Expenses................       2,884         10,217      10,287       9,658       7,608       6,823
                               -------       --------    --------    --------    --------    --------
Total Fixed Charges.......     $21,561       $ 77,334    $ 48,246    $ 56,019    $ 43,776    $ 33,396
                               =======       ========    ========    ========    ========    ========
Ratio of Earnings to Fixed
  Charges.................         2.9            5.0(a)      8.6         7.7         6.0(b)      7.0
                               =======       ========    ========    ========    ========    ========

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(a) Includes special charges of $59.5 million associated with the realignment of the North American components operations and the acquisition and integration of the volume electronic component distribution businesses of Premier
    Farnell plc; excluding special charges, earnings to fixed changes would have been 5.7.

(b) Includes special charges of $45.3 million associated with the acquisition and integration of Gates FA/Distributing, Inc. and Anthem Electronics, Inc.; excluding special charges, the ratio of earnings to fixed charges would have been 7.1.